Exhibit 99.1

TRADESTAR SERVICES, INC.
Three Riverway, Suite 1500
Houston, Texas 77056
(713) 479-7000
Fax (713) 975-6271

Contact:
PR Financial Marketing, LLC                      OTC: TDSV.OB
Jim Blackman, 713-256-0369 (Investor Relations)

FOR IMMEDIATE RELEASE

Richard A. Piske III Joins Tradestar Services, Inc. as President/CEO

Houston, Texas - February 27, 2007. Tradestar Services, Inc. (“Tradestar”) announced today that Richard A. Piske, III has been named President and Chief Executive Officer to accelerate the Company's expansion plans for both its domestic and international markets in the energy and construction service sectors.

Mr. Piske fills the CEO position previously held by Frederick “Rick” Huttner, the founder of Tradestar Services who retains the position of Chairman where he will continue to focus on financing activities and future growth plans.

Since its founding in 2003, Tradestar has provided staffing solutions in the construction industry and, more recently, in the energy sector. Tradestar launched its International Division earlier this month, providing diversification opportunities in the global energy services sector. Simultaneously, the Company announced the execution of a Stock Purchase Agreement to acquire Decca Consulting, Ltd., an energy consulting services firm based in Calgary, Alberta. Decca was originally founded in 1983 and provides approximately 75 consultants who supply drilling-related services and other consulting services to oil and gas operators in Alberta and neighboring provinces.

"A strong foundation has been built for Tradestar, and we now have a tremendous opportunity to accelerate our growth internationally," said Richard A. Piske, III the new CEO of Tradestar Services, Inc. "Rick Huttner and the team have done an excellent job building momentum with customers and positioning the Company for significant growth in both energy and construction services. Moving forward, we expect to focus on our core businesses and look for expansion opportunities internationally. I'm thrilled to join this talented group."

Prior to joining Tradestar Services, Mr. Piske served as Vice President/General Manager of Kelly FedSecure, a division of Kelly Services, a public international staffing firm, from 2003 to 2006.  He was Senior Vice President and General Manager, Western Division, of Comsys, Inc. a nationwide public information technology staffing company from September 2002 to August 2003.  From May to September 2002, he served as President and Chief Operating Officer of Talent Tree, Inc., a nationwide private commercial staffing company. He previously served as Chairman/CEO of The Fedsecure Group, a start-up professional staffing company; President/COO of Tradesource, Inc., a nationwide private staffing service; and President of Olsten Staffing Services and EVP of Olsten Corporation, a public international staffing company. He has served as a director of Tradestar since January 2004.

Tradestar also announced the election of D. Hughes Watler, Jr. as Chief Financial Officer. Mr. Watler joined the Company as Vice President-Capital Markets in September 2006 after previously serving as Senior Vice President & CFO of Goodrich Petroleum Corporation (NYSE:GDP) from March 2003 to May 2006 and as a financial officer of several other public and private energy companies. He succeeds Kenneth L. Thomas, who was elected Senior Vice President-Finance.

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Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, and the timing and number of additional acquisitions made by Tradestar. Forward-looking statements are based on currently available information, and Tradestar assumes no obligation to update any such statements. A list of additional risk factors can be found in Tradestar’s annual report on Form 10-KSB for the year ended December 31, 2005 filed with the US Securities and Exchange Commission.

Tradestar Services, Inc. is a staffing holding company specializing in energy services and commercial construction. The Company's energy services operations are conducted through its wholly-owned subsidiary, Petroleum Engineers, Inc., with offices in Houston, Texas, and Lafayette, Louisiana. Its construction staffing operations are conducted through a wholly-owned subsidiary, Tradestar Construction Services, Inc., with offices in Albuquerque, New Mexico; Phoenix and Tempe, Arizona; and Las Vegas, Nevada. Operations in a third segment, oil and gas exploration and production, are conducted through a wholly-owned subsidiary, CYMRI, L.L.C., with offices in Houston.